SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PHILADELPHIA CONSOLIDATED HOLDING CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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PHILADELPHIA CONSOLIDATED HOLDING CORP.

One Bala Plaza, Suite 100
Bala Cynwyd, Pennsylvania 19004

[PHILADELPHIA CONSOLIDATED HOLDING CORP. LIBERTY BELL GRAPHIC]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To The Holders of Common Stock:

      The Annual Meeting of Shareholders of Philadelphia Consolidated Holding Corp. (the “Company”) will be held on April 29, 2004 at 10:00 A.M. at the Marriott West Hotel, 111 Crawford Avenue, Conshohocken, Pennsylvania for the following purposes:

(1) To elect twelve Directors;

(2) To vote on an Amendment to the Company’s Employee Stock Option Plan (the “Stock Option Plan”) to increase the number of shares of the Company’s common stock for which options may be granted under the Stock Option Plan;

(3) To vote on the approval of the appointment of independent auditors for the year 2004; and

(4) To consider such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 31, 2004 are entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

CRAIG P. KELLER
Secretary

April 5, 2004

PHILADELPHIA CONSOLIDATED HOLDING CORP.

One Bala Plaza, Suite 100
Bala Cynwyd, Pennsylvania 19004

PROXY STATEMENT

       The accompanying proxy is solicited by the Board of Directors of Philadelphia Consolidated Holding Corp. (the “Company”), for use at the Annual Meeting of Shareholders to be held at the Marriott West Hotel, 111 Crawford Avenue, Conshohocken, Pennsylvania on April 29, 2004 at 10:00 A.M. This Proxy Statement, the foregoing Notice and the enclosed Proxy are being sent to shareholders of the Company on or about April 5, 2004.

      Any Proxy may be revoked at any time before it is voted by written notice mailed or delivered to the Secretary of the Company, by delivering a Proxy bearing a later date or by attending the meeting and voting in person. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted in accordance with the Board of Directors’ recommendations on each proposal.

      The Board of Directors knows of no other matters which are likely to be brought before the meeting other than those specified in the notice thereof. If any other matters properly come before the meeting however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted “FOR” the twelve nominees for the Board of Directors, “FOR” the approval of the Amendment to the Company’s Employee Stock Option Plan and “FOR” the approval of the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year 2004.

      Shareholders of record at the close of business on March 31, 2004 are entitled to vote at the meeting. On March 22, 2004, the Company had outstanding 22,033,724 shares of common stock, no par value. Each outstanding share of common stock is entitled to one vote and there is no cumulative voting. As to each proposal, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering that matter. Abstentions and broker non-votes will be counted only for the purpose of determining whether a quorum is present.

      Directors will be elected by a plurality of the votes cast. As to proposal numbers two and three, a majority of the votes which all shareholders present are entitled to cast shall constitute approval by the shareholders.

      The Company has retained American Stock Transfer & Trust Company to solicit proxies by mail, courier, telephone, or facsimile and to request brokerage houses to forward soliciting material to beneficial owners. For these services the Company will pay a fee of approximately $18,000.

1.	ELECTION OF DIRECTORS

      The Board of Directors has nominated for election the twelve persons named below, to hold office until the next Annual Meeting and until their successors have been duly elected and qualified. The Company believes that each nominee named below will be able to serve. However, should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

Nominees for Director

      The names and ages of the nominees, their principal occupations, length of service as Directors of the Company, and certain other biographical information are set forth below:

      JAMES J. MAGUIRE, age 70, currently serves as Chairman of the Board of Directors. He previously served as Chief Executive Officer until October 1, 2002 and has served as Chairman of the Board of Directors of the Company since its formation in 1981 and its subsidiaries since their formation. Mr. Maguire also previously served as President of the Company until October 1999. He has worked in the insurance industry for over 40 years with experience in insurance accounting, underwriting, sales and marketing, claims management and administration.

      JAMES J. MAGUIRE, JR., age 43, joined the Company in 1996 and has served on the Board of Directors since 1997. He currently serves as President and Chief Executive Officer. Prior to his appointment as Chief Executive Officer, Mr. Maguire, Jr. served as Executive Vice President and Chief Operating Officer, and Vice President of Underwriting for the Company. Mr. Maguire, Jr. was previously employed as Assistant Vice President of Underwriting with American International Group, Inc., an insurance and financial services company. Mr. Maguire, Jr. is the son of Mr. James J. Maguire.

      SEAN S. SWEENEY, CPCU, RPLU, age 46, joined the Company in 1979 and has served on the Board of Directors of the Company since 1996. He currently serves as Executive Vice President, Director of Marketing. Prior to his appointment as Executive Vice President, he served as Senior Vice President, Director of Marketing for the Company since 1987. Mr. Sweeney previously was employed by the Company as a Regional Vice President, Regional Sales Manager, and sales representative. His current responsibilities include management of all marketing and sales for the Company. Mr. Sweeney is the nephew of Mr. James J. Maguire.

      MICHAEL J. CASCIO, age 48, has served on the Board of Directors since February 2003. Mr. Cascio served as President and CEO of Overseas Partners US Reinsurance Company up until November 15, 2003. Prior to his appointment as President and CEO in 2001, Mr. Cascio served as Executive Vice President and Chief Underwriting Officer for Overseas Partners Ltd. from 2000 to 2001, Executive Vice President, Chief Underwriting Officer for Greenwich Re from 1998 to 2000, and Senior Vice President, Chief Underwriting Officer for Stockton Re from 1994 to 1998. Mr. Cascio is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries and has over 25 years of experience in the insurance industry, with concentration in the actuarial, underwriting and reinsurance areas.

      ELIZABETH H. GEMMILL, age 58, has served on the Board of Directors of the Company since 2000. Ms. Gemmill is currently Chairman of the Board of Philadelphia University and President of the Warwick Foundation. Ms. Gemmill previously served as Vice President and Secretary of the Tasty Baking Company from 1988 to 1999. Ms. Gemmill serves as a director of Universal Display Corporation, a technology research and development company.

      WILLIAM J. HENRICH, JR., age 75, has served on the Board of Directors since 1996. Mr. Henrich is a senior partner with the law firm of Dilworth Paxson LLP.

      MARGARET M. MATTIX, age 46, has served on the Board of Directors since February 2003. Ms. Mattix currently serves as Senior Vice President of Exxon Mobil’s Advanced Elastomer Systems, L.P. Prior to her appointment as Senior Vice President in 2001, Ms. Mattix served as Vice President, Sales and Commercial Services from 1997 to 2001 for Advanced Elastomer Systems, L.P. Ms. Mattix has over 23 years of varied business experience in the areas of marketing, product development, human resources, e-business and strategic partnerships within the specialty-manufacturing sector.

      MAUREEN H. McCULLOUGH, age 50, has served on the Board of Directors since October 2002. Ms. McCullough is an Attorney-of-Counsel with Stradley Ronon Stevens & Young, a Philadelphia law firm and is chairperson of the firm’s Health Care Practice Group. During January 2001 to May 2002 Ms. McCullough was a policy consultant to a Pennsylvania Gubernatorial candidate. From December 1999 to December 2000 Ms. McCullough served as Vice President, Public Policy and Advocacy for Catholic Health

Association. From September 1998 to December 1999 Ms. McCullough served as Vice President, Advocacy and Community Health for Catholic Health East. From September 1995 to August 1998 Ms. McCullough was a partner with the law firm Obermayer, Rebmann, Maxwell and Hippel.

      MICHAEL J. MORRIS, age 69, has served on the Board of Directors of the Company since 1993. Mr. Morris served as Chairman and Chief Executive Officer of Transport International Pool Corporation, a multinational corporation that principally provides transport services, from 1975 to his retirement in 1992.

      DONALD A. PIZER, age 59, joined the Board of Directors of the Company in March 2004. Mr. Pizer served as an audit partner of Ernst & Young LLP from 1982 until his retirement in June 2003. Prior to his retirement, Mr. Pizer was the Associate National Director of Financial Services Industry Services for Ernst & Young LLP and worked principally in their assurance and advisory business services.

      DIRK A. STUUROP, age 55, joined the Board of Directors of the Company in February 2004 and had previously served as a member of the Board from October 1999 to September 2002. Mr. Stuurop currently is President of Stuurop & Co., a privately owned strategic advisory firm. From May 1, 2003 to November 1, 2003, Mr. Stuurop served as Senior Executive Director to Banc of America Securities, LLC. Mr. Stuurop also previously served in various investment banking positions with Merrill Lynch and Co. from 1982 until his retirement in early 1999, most recently as Chairman, Global Financial Institutions. Additionally, Mr. Stuurop is a member of the Wharton Graduate Executive Board and a director of the Netherland America Foundation.

      J. EUSTACE WOLFINGTON, age 71, has served on the Board of Directors of the Company since 1986. Mr. Wolfington served as President of the H.A.C. Group of Companies, an international automobile leasing consulting firm, from 1981 until his retirement in 2000.

Director Independence

      The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent,” in compliance with the rules of The Nasdaq Stock Market (“Nasdaq”), are comprised, in part, of those objective standards set forth in the Nasdaq rules, which generally provide that no director or nominee for director qualifies as “independent” unless the Board of Directors affirmatively determines that such person has no relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Specifically, the following persons may not be considered independent: (i) a director or nominee for director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company; (ii) a director or nominee for director who accepts, or has a family member who accepts, any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during the current fiscal year or any of the past three fiscal years, other than (1) compensation for Board or Board committee service, (2) payments arising solely from investments in the Company’s securities, (3) compensation paid to a family member who is a non-executive employee of the Company or a parent or subsidiary of the Company, and (4) benefits under a tax-qualified retirement plan, or non-discretionary compensation); (iii) a director or nominee for director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company as an executive officer; (iv) a director or nominee for director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (1) payments arising solely from investments in the Company’s securities or (2) payments under non-discretionary charitable contribution matching programs; (v) a director or nominee for director who is, or has a family member who is, employed as an executive officer of another entity at any time during the past three years where any of the executive officers of the Company serve on the compensation committee of such other entity; and (vi) a director or nominee for director who is, or has a family member who is, a current partner of the Company ’s independent auditors, or was a partner or employee of the Company ’s independent auditors, and worked on the Company ’s audit at any time during the past three years.

      The Board of Directors, in applying the above-referenced standards, has affirmatively determined that each of the following individuals is an “independent” director of the Company: Mr. Cascio, Ms. Gemmill, Mr. Henrich, Jr., Ms. Mattix, Ms. McCullough, Mr. Morris, Mr. Pizer, Mr. Stuurop and Mr. Wolfington. As part of the Board’s process in making such determination, each such director provided confirmation that (a) all of the above-cited objective criteria for independence are satisfied and (b) each such director has no other relationship with the Company which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Independent Directors

      The Company’s Board of Directors has determined that a majority of its members meet Nasdaq’s standards for independence. See “Director Independence” above. The Company’s independent directors will meet in executive session at least twice during fiscal 2004.

Audit Committee

      The Company’s Board of Directors has determined that all members of the Audit Committee meet the standards of independence required of audit committee members by Nasdaq and applicable United States Securities and Exchange Commission (“SEC” or the “Commission”) rules. See “Director Independence” above.

      The Board of Directors has determined that: (i) none of the members of the Audit Committee has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, (ii) all of the members of the Audit Committee are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, and (iii) Donald A. Pizer, who previously served as an audit partner of Ernst & Young LLP from 1982 until his retirement in June 2003, is an Audit Committee financial expert. The Board made a qualitative assessment of Mr. Pizer’s level of knowledge and experience based on a number of factors, including his formal education, past employment experience in accounting and professional certification in accounting.

      The Audit Committee operates under a formal written charter adopted by the Board of Directors that governs its duties and conduct. The charter, included as Appendix A to this proxy statement, is reviewed annually for changes, as appropriate. Copies of the charter can be obtained free of charge on the Company’s web site, www.phly.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Corporate Secretary.

      PricewaterhouseCoopers LLP, the Company’s independent auditors, reports directly to the Audit Committee. The Audit Committee meets with management and the Company’s independent auditors prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, any significant deficiencies in the design or operation of internal control over financial reporting. The Audit Committee has also established procedures to enable confidential and anonymous reporting to the Audit Committee of concerns regarding accounting or auditing matters. The Company conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by the Audit Committee.

Compensation Committee

      All members of the Compensation Committee have been determined to meet Nasdaq’s standards for independence. See “Director Independence” above. Further, each member is a “non-employee director”, as defined under Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, and an “outside director” as defined in Treasury Regulations Section 1.162-27, promulgated under the Internal Revenue Code of 1986, as amended.

Governance and Nominating Committee

      All members of the Governance and Nominating Committee have been determined to meet Nasdaq’s standards for independence. See “Director Independence” above. The Governance and Nominating Committee operates under a formal written charter that governs its duties and standards of performance. Copies of the charter can be obtained free of charge on the Company’s web site, www.phly.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Corporate Secretary.

      As part of its duties, the Committee develops and recommends to the Board corporate governance principles. The Committee also identifies and recommends individuals for Board membership. To be considered for membership on the Board a candidate should meet the following criteria, at a minimum: a solid education, extensive business, professional or academic experience, and the requisite reputation, character, skills and judgment, which, in the Committee’s view, have prepared him or her for dealing with the multifaceted financial, business and other issues that confront a Board of Directors of a corporation with the size, complexity, reputation and success of the Company.

      In connection with each of the Company’s annual meetings of shareholders, the Committee will consider candidates for director recommended by any shareholder who (a) has been a continuous record owner of at least 2% of the Company’s common stock for at least one year prior to submission and (b) provides a written statement that the holder intends to continue ownership of the shares through the shareholders meeting. Such recommendation must be made by written notice addressed to the Secretary of the Company given no more than 120 days and no less than 90 days prior to the anniversary date of the last annual meeting of shareholders. Consequently, any such recommendation for consideration by the Committee with respect to the Company’s 2005 annual meeting of shareholders must be made no earlier than December 29, 2004 or later than January 28, 2005.

      Pursuant to the above procedures, once the Governance and Nominating Committee has identified prospective nominees, background information will be elicited about the candidates, following which they will be investigated, interviewed and evaluated by the Committee, which will then report to the Board of Directors. No distinctions will be made as between internally-recommended candidates and those recommended by shareholders.

      All the director nominees named in this proxy statement met the Board’s criteria for membership and were recommended by the Governance and Nominating Committee for election by shareholders at this Annual Meeting.

      All nominees for election at this Annual Meeting, except Mr. Dirk A. Stuurop and Mr. Donald A. Pizer, were previously elected by shareholders. Messrs. Stuurop and Pizer, new candidates for election by shareholders, joined the Board in February 2004 and March 2004, respectively. Mr. Stuurop came to the attention of the Governance and Nominating Committee through his prior service as a director of the Company. Mr. Pizer initially was introduced to the Governance and Nominating Committee by a financial consulting firm that is rendering various services to the Company.

Code of Conduct

      The Company has adopted a Code of Conduct that includes provisions ranging from restrictions on gifts to conflicts of interest, portions of which Code are intended to meet the definition of a “code of ethics” under applicable SEC rules. The Code is applicable to all directors, officers and employees, including the principal executive officer, principal financial officer, controller and persons performing similar functions. Copies of the Code can be obtained free of charge on the Company’s web site, www.phly.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Corporate Secretary.

Communication With the Board of Directors

      A shareholder who wishes to communicate with the Board of Directors, or specific individual directors, may do so by directing a written request addressed to such directors or director at the address appearing on the first page of this proxy statement. All communications directed to members of the Board will be relayed to the intended Board member(s).

Additional Information Regarding the Board

      Meetings. During 2003, the Board of Directors met four times. Each director attended at least 75% of the total number of meetings of the Board of Directors and any committee on which such director served.

      Board Committees. The Audit Committee met eight times in 2003. The Audit Committee consists of Messrs. Morris (Chairperson), Cascio, Henrich, Jr., Pizer, Stuurop and Wolfington. Among other duties, the Audit Committee recommends the selection of the Company’s independent auditors; reviews and recommends action by the Board regarding the Company’s quarterly and annual reports filed with the SEC; discusses the Company’s audited financial statements with management and the independent auditors; and reviews the scope and results of the independent audit and any internal audit.

      The Compensation Committee met three times in 2003. The Compensation Committee consists of Messrs. Wolfington (Chairperson), Cascio, Ms. Mattix and Mr. Morris. Among other duties, the Compensation Committee evaluates the performance of the Company’s principal officers, recommends to the Board of Directors the selection and compensation of principal officers, and administers the Company’s various compensation plans.

      The Investment Committee met four times in 2003 and is responsible for monitoring investment policy and activities of the Company. The Investment Committee consists of Ms. Gemmill (Chairperson), and Messrs. Maguire, Maguire, Jr., Ms. McCullough, Mr. Stuurop and Mr. Wolfington.

      The Governance and Nominating Committee met two times in 2003 and consists of Mr. Henrich, Jr. (Chairperson), Ms. Gemmill, Mr. Hertel, Jr. and Ms. McCullough. The Governance and Nominating Committee is responsible for recommending to the Board of Directors candidates for nomination to the Board.

      The Company does not have a policy with regard to Board members attendance at annual shareholder meetings. Six of the Company’s eleven directors, who then comprised the Board, attended the 2003 Annual Meeting of Shareholders.

Related Party Transactions

      Mr. Timothy J. Maguire, a family member of James J. Maguire, James J. Maguire, Jr. and Christopher J. Maguire, is an employee of the Company. During 2003 he earned $218,936 in salary and bonus. Mr. Timothy J. Maguire also received fringe benefits typical for the Company’s employees of the same class.

Management — Directors and Executive Officers

      Directors hold office until the next annual meeting of the shareholders, or until their successors are duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. The nominees for Director and Executive Officers of the Company are as follows:

Name	Age	Position

James J. Maguire	70	Chairman of the Board of Directors
James J. Maguire, Jr.	43	Director, President and Chief Executive Officer
Sean S. Sweeney	46	Director, Executive Vice President
Michael J. Cascio	48	Director
Elizabeth H. Gemmill	58	Director
William J. Henrich, Jr.	75	Director
Margaret M. Mattix	46	Director
Maureen H. McCullough	50	Director
Michael J. Morris	69	Director
Donald A. Pizer	59	Director
Dirk A. Stuurop	55	Director
J. Eustace Wolfington	71	Director
P. Daniel Eldridge	49	President and Chief Executive Officer, Liberty American Insurance Group
Craig P. Keller	53	Executive Vice President, Secretary, Treasurer, and Chief Financial Officer
Christopher J. Maguire	39	Executive Vice President

      See “Nominees for Director” for the biographies of the Directors.

      P. DANIEL ELDRIDGE, age 49, joined the Company in 1983 and currently serves as President and Chief Executive Officer of Liberty American Insurance Group. Prior to his appointment as President and Chief Executive Officer of Liberty American Insurance Group in 1999, he served as Senior Vice President of the Company. Mr. Eldridge was previously employed by the Company as a Regional Vice President, Regional Sales Manager and Sales Representative.

      CRAIG P. KELLER, age 53, joined the Company as Vice President and Chief Financial Officer in December 1992 and was appointed Secretary in 1993, Treasurer in 1997, Senior Vice President in 1999 and Executive Vice President in 2003. Mr. Keller was previously employed by Reliance Insurance Group, Inc., a subsidiary of Reliance Group Holdings, where he served in various financial capacities from 1985 through 1992, including Assistant Vice President from June 1991 to December 1992. Mr. Keller, formerly with Coopers & Lybrand, is a Certified Public Accountant.

      CHRISTOPHER J. MAGUIRE, age 39, joined the Company in 1987. He currently serves as Executive Vice President and Chief Underwriting Officer. Prior to his appointment as Executive Vice President, he served as Senior Vice President, Chief Underwriting Officer from 2000 to 2003 and Vice President-Underwriting from 1997 to 2000. Mr. Maguire was previously employed by the Company as Assistant Vice President and in various underwriting positions. Mr. Maguire is the son of James J. Maguire and the brother of James J. Maguire, Jr.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 22, 2004 by: (i) each person known to the Company to own beneficially more than 5% of the outstanding common stock; (ii) each of the Company’s directors and persons referred to in the Summary Compensation Table; and (iii) all of the directors and executive officers as a group. As used in this table, “beneficially owned” means the sole or shared power to vote or dispose of, or to direct the voting or disposition of, the shares, or the right to acquire such power within 60 days after March 22, 2004 with respect to any shares.

	Shares		Percent
	Beneficially		Beneficially
Name(1)	Owned(2)		Owned

James J. Maguire	2,881,281	(3)	13.1%
James J. Maguire, Jr.	689,054	(4)	3.1%
Frances M. Maguire	3,004,266	(5)	13.6%
Michael J. Cascio	423		*
Elizabeth H. Gemmill	2,881		*
William J. Henrich, Jr.	6,000		*
Paul R. Hertel, Jr.	18,000	(6)	*
Margaret M. Mattix	763		*
Maureen H. McCullough	696		*
Michael J. Morris	5,000		*
Donald A. Pizer	—		*
Dirk A. Stuurop	—		*
Sean S. Sweeney	104,373	(7)	*
J. Eustace Wolfington	350,930		1.6%
P. Daniel Eldridge	2,606		*
Craig P. Keller	8,528	(8)	*
Christopher J. Maguire	164,274	(9)	*
FMR Corp.	2,083,967	(10)	9.5%
Westfield Capital Management Co. LLC	1,472,000	(11)	6.7%
Federated Investors, Inc.	1,373,568	(12)	6.2%
EARNEST Partners, LLC	1,266,859	(13)	5.7%
Columbia Wanger Asset Management, L.P.	1,124,000	(14)	5.1%
All Directors and Executive Officers as a Group (16 persons)	4,243,311		19.1%

*	Less than 1%

(1)	The named shareholders’ business address is One Bala Plaza, Suite 100, Bala Cynwyd, PA 19004, except that the business address of: FMR Corp. is 82 Devonshire Street, Boston, MA 02109; Westfield Capital Management Co. LLC is One Financial Center, Boston, MA 02111; Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779; EARNEST Partners, LLC is 75 Fourteenth Street, Suite 2300, Atlanta, GA 30309; and Columbia Wanger Asset Management, L.P. is 227 West Street, Suite 300, Chicago, IL 60606.

(2)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, unless otherwise noted in the footnotes to this table.

(3)	Of these shares, 1,750,500 are owned jointly by Mr. Maguire and his wife Frances M. Maguire, as to which Mr. Maguire shares the voting and investment power with his wife; 258,266 shares are owned by The Maguire Foundation, of which Mr. Maguire is co-director with his wife and shares voting and investment power with his wife for such shares; 46,500 shares are pledged to Mr. Maguire by his children, as to which Mr. Maguire has the voting power; and 196,000 are owned of record by his wife. Mr. Maguire disclaims beneficial ownership of the 196,000 shares owned of record by his wife.

(4)	Of these shares, 110,816 shares are owned by a trust for the benefit of Mr. James J. Maguire, Jr.; 378,364 shares are in trusts for the other children of Mr. James J. Maguire, of which Mr. James J. Maguire, Jr. is deemed to be beneficial owner of such shares because he has shared voting and investment power of such shares as co-trustee of these trusts; and 139,150 shares are subject to currently outstanding options exercisable on or before 60 days from March 22, 2004.

(5)	Of these shares, 800,000 are owned in a trust established by Mr. James J. Maguire of which Ms. Maguire is sole trustee and possesses sole voting and investment power with respect to such shares; 1,750,000 shares are owned jointly by Ms. Maguire and her husband James J. Maguire, as to which Ms. Maguire shares the voting and investment power with her husband; and 258,266 shares are owned by The Maguire Foundation, of which Ms. Maguire is co-director with her husband, and shares voting and investment power with her husband for such shares.

(6)	Record owner is P&E Limited Partnership, a family limited partnership of which Mr. Hertel and his wife are general partners. Mr. Hertel has shared voting and investment power with his wife with respect to these shares.

(7)	Shares beneficially owned include 26,000 shares subject to currently outstanding options exercisable on or before 60 days from March 22, 2004.

(8)	Shares beneficially owned include 5,000 shares subject to currently outstanding options exercisable on or before 60 days from March 22, 2004.

(9)	Of these shares, 99,816 shares are owned by a trust for the benefit of Mr. Christopher J. Maguire and 10,000 shares are subject to currently outstanding options exercisable on or before 60 days from March 22, 2004.

(10)	According to the Schedule 13G filed in February 2004 with the SEC by FMR Corp.: FMR Corp. has sole voting power with respect to 174,490 of such shares and sole investment power with respect to 2,083,967 of such shares; and all of its shares were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.

(11)	According to the Schedule 13G filed in January 2004 with the SEC by Westfield Capital Management Co. LLC, these shares were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.

(12)	According to the Schedule 13G filed in February 2004 with the SEC by Federated Investors, Inc., these shares were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.

(13)	According to the Schedule 13G filed in February 2004 with the SEC by EARNEST Partners, LLC: EARNEST Partners, LLC has shared voting power with respect to 197,469 of such shares; and all of its shares were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.

(14)	According to the Schedule 13G filed in February 2004 with the SEC by Columbia Wanger Asset Management, L.P. (“WAM”), an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: WAM is deemed to be the beneficial owner of these shares as a result of acquiring such on behalf of discretionary clients of WAM; WAM possesses shared voting and investment power for all such shares; and these shares were acquired and are held in the ordinary course of business and were not required and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, for the period January 1, 2003 through December 31, 2003, or its knowledge that no Forms 5 were required for certain reporting persons, the Company believes that all filing requirements applicable to its officers and directors were complied with.

Executive Compensation

      The following table sets forth certain information with respect to compensation paid or accrued by the Company during each of the last three years to the Company’s Chief Executive Officer, and each of the Company’s other executive officers.

Summary Compensation Table

							Long-Term
							Compensation Awards
		Annual
		Compensation					No. of Shares
					Other Annual		Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)		Compensation($)		Options(#)	Compensation($)

James J. Maguire, Jr.,	2003	350,000	150,000	(1)	—		20,000	7,416	(8)
Director, President	2002	324,399	—		32,940	(2)	125,000	—
and Chief Executive	2001	275,000	100,000	(1)	—		50,000	—
Officer

James J. Maguire,	2003	600,000	—		87,952	(3)	—	10,061	(7)(9)
Chairman of the Board	2002	600,000	—		63,847	(3)	—	128,392	(9)(10)
	2001	600,000	500,000	(1)	63,498	(3)	—	137,222	(9)(10)

Sean S. Sweeney,	2003	284,731	120,000	(1)	88,786	(4)	15,000	16,340	(7)(8)
Director and Executive	2002	249,923	—		86,790	(4)	45,000	8,250	(10)
Vice President	2001	230,000	100,000	(1)	—		100,000	7,650	(10)

P. Daniel Eldridge,	2003	209,884	120,000	(1)	—		10,000	14,081	(7)(8)
President and Chief	2002	194,957	—		24,270	(5)	10,000	8,250	(10)
Executive Officer,	2001	183,750	100,000	(1)	—		20,000	7,650	(10)
Liberty American Insurance Group, Inc.

Craig P. Keller, Executive	2003	279,666	120,000	(1)	—		65,000	15,798	(7)(8)
Vice President,	2002	236,417	—		28,523	(6)	10,000	8,250	(10)
Secretary, Treasurer,	2001	215,000	50,000	(1)	—		37,500	7,650	(10)
and Chief Financial Officer

Christopher J. Maguire,	2003	279,629	120,000	(1)	92,156	(4)	65,000	16,053	(7)(8)
Executive Vice	2002	231,737	—		89,531	(4)	70,000	—
President	2001	210,707	75,000	(1)	—		100,000	—

(1)	Such bonus amounts were earned in the year indicated and paid in the subsequent year.

(2)	Of this amount $12,842 represents amounts paid by the Company for employee health insurance benefits.

(3)	Of this amount $50,108, $40,290 and $42,198 represents the imputed lease value of Company autos used for personal purposes for 2003, 2002 and 2001, respectively.

(4)	Of this amount $60,760 was paid to the named person by the Company in connection with a mutually agreed termination of the rights of such person in connection with the unvested portion of such person’s rights under the stock appreciation rights previously granted by the Company. The same amount will be paid in connection with such termination in each of the years 2004 through 2006.

(5)	Of this amount $8,659 and $9,139 represents amounts paid by the Company for employee health insurance benefits and auto allowance, respectively.

(6)	Of this amount $12,842 and $9,132 represents amounts paid by the Company for employee health insurance benefits and auto allowance, respectively.

(7)	Includes $9,000 for matching contribution by the Company under its defined contribution plan.

(8)	Includes $7,416, $7,340, $5,081, $6,798, and $7,053 for 2003 vested amount for the Company’s unfunded non-qualified Key Employee Deferred Compensation Plan for Messrs. Maguire, Jr., Sweeney, Eldridge, Keller, and Christopher J. Maguire, respectively.

(9)	Pursuant to an agreement between the Company and a trust created by Mr. James J. Maguire and his wife, Frances M. Maguire, the trust has purchased a split-dollar life insurance policy on the joint lives of Mr. Maguire and his wife. Under the agreement, the Company has paid the premiums on the policy through 2002 and the trust is the beneficiary of the insurance policy. However, the Company has been granted a security interest in the death benefit of the policy equal to the sum of all premium payments made by the Company. The arrangement is designed so that if the assumptions made as to mortality experience, policy dividends and other factors are realized, the Company, upon the death of the survivor of Mr. Maguire and his wife or the surrender of the policy, will recover all of its insurance premium payments which do not include certain amounts paid to Mr. Maguire, as described below. The premiums paid by the Company in 2002 and 2001 pursuant to this arrangement was $338,174 each year. The amount in this column does not include such premium payment. However, the amount in this column includes the sum of each future years’ present value of the imputed interest on such premium payments (adjusted for the cost of term insurance based upon the joint lives of Mr. Maguire and his wife). The interest amount calculated for 2003, 2002 and 2001 is $1,061, $120,142 and $129,572, respectively. Pursuant to the split dollar arrangement described above, prior to 2003 Mr. Maguire received each year an amount equal to the portion of the annual premium due and payable on the life insurance policy which is not paid by the Company pursuant to the above described formula, but paid by Mr. Maguire. The amount reported in this column included said amount totaling $7,756 and $7,747 in 2002 and 2001, respectively. The Company discontinued paying the premiums on this policy commencing with the 2003 premium as a result of certain restrictions in the Sarbanes-Oxley Act.

(10)	Includes $8,250 and $7,650 for matching contributions by the Company under its defined contribution plan for 2002 and 2001, respectively.

Stock Option Grants

      The following table contains information concerning the grant of stock options during 2003 to the Company’s Chief Executive Officer and each of the Company’s other executive officers. There were no stock appreciation rights (“SARs”) granted in 2003 to the named persons.

Option Grants in 2003

	Individual Grants
					Potential Realizable Value
		% of Total			at Assumed Annual Rates of
	No. of Shares	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term($)
	Options	Employees in	Price	Expiration
Name	Granted(1)	2003	($/Share)	Date	5%	10%

James J. Maguire, Jr.	20,000	4.1%	$38.38	8/6/13	$482,740	$1,223,357
James J. Maguire	—	—	—	—	—	—
Sean S. Sweeney	15,000	3.1	$38.38	8/6/13	362,055	917,518
P. Daniel Eldridge	10,000	2.1	$38.38	8/6/13	241,370	611,678
Craig P. Keller	20,000	4.1	$30.90	3/4/13	388,657	984,933
	30,000	6.2	$31.36	3/7/13	591,664	1,499,393
	15,000	3.1	$38.38	8/6/13	362,055	917,518
Christopher J. Maguire	20,000	4.1	$30.90	3/4/13	388,657	984,933
	30,000	6.2	$31.36	3/7/13	591,664	1,499,393
	15,000	3.1	$38.38	8/6/13	362,055	917,518

(1)	Options are exercisable after the fifth anniversary from date of grant.

Stock Option Exercises and Holdings

      The following table sets forth information relating to the exercise of stock options and the number and value of options and SARs held at December 31, 2003 by the Company’s Chief Executive Officer and by each of the Company’s other executive officers. There were no stock appreciation rights (“SARS”) exercised in 2003 or outstanding at December 31, 2003 for the named persons.

Aggregated Option/ SAR Exercises in 2003 and

Option Values at December 31, 2003 (1)

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		in-the-Money Options at
	Shares	Value	Fiscal Year End(#)		Fiscal Year End($)
	Acquired on	Realized
	Exercise(#)	($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

James J. Maguire, Jr(3)	—	—	139,150	300,000	5,501,216	7,092,585
James J. Maguire	—	—	—	—	—	—
Sean S. Sweeney(4)	—	—	26,000	174,000	494,780	3,482,430
P. Daniel Eldridge(5)	—	—	—	95,000	—	2,497,010
Craig P. Keller(6)	25,000	515,150	5,000	112,500	95,150	1,969,210
Christopher J. Maguire(7)	—	—	10,000	255,000	190,300	4,952,310

(1)	All share and per share amounts granted prior to November 1997 were restated to reflect a two-for-one split of the Company’s common stock distributed in November 1997.

(2)	An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amount contained in the Value Realized column reflects the increase in the price of the Company’s common stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

(3)	Exercise price of: $9.313 for 136,250 options; $8.500 for 2,900 options; $13.875 for 100,000 options; $22.813 for 5,000 options; $26.000 for 50,000 options; $40.210 for 25,000 options; $29.820 for 100,000 options; and $38.380 for 20,000 options.

(4)	Exercise price of: $14.375 for 35,000 options; $22.813 for 5,000 options; $26.000 for 35,000 options; $29.800 for 65,000 options; $40.210 for 10,000 options; $38.480 for 35,000 options; and $38.380 for 15,000 options.

(5)	Exercise price of: $14.500 for 25,000 options; $14.375 for 25,000 options; $22.813 for 5,000 options; $26.000 for 20,000 options; $40.210 for 10,000 options; and $38.380 for 10,000 options.

(6)	Exercise price of: $22.813 for 5,000 options; $26.000 for 25,000 options; $29.800 for 12,500 options; $40.210 for 10,000 options; $30.900 for 20,000 options; $31.360 for 30,000 options; and $38.380 for 15,000 options.

(7)	Exercise price of: $14.375 for 25,000 options; $22.813 for 5,000 options; $26.000 for 75,000 options; $29.800 for 25,000 options; $29.820 for 25,000 options; $38.480 for 35,000 options; $40.210 for 10,000 options; $30.900 for 20,000 options; $31.360 for 30,000 options; and $38.380 for 15,000 options.

Equity Compensation Plan Information

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,234,700	$27.55	1,273,191 (1)
Equity compensation plans not approved by security holders	—	—	168,450 (2)

Total	2,234,700	$27.55	1,441,641

(1)	Includes 752,779, 385,165, 119,725 and 15,522 shares of the Company’s common stock available for future issuance under the Company’s Non-Qualified Employee Stock Purchase Plan, Employee Stock Purchase Plan, Employee Stock Option Plan and Directors Stock Purchase Plan, respectively.

(2)	These shares of the Company’s common stock are available for future issuance under a stock purchase plan for the Company’s eligible Preferred Agents approved by the Company’s Board of Directors. Under this Plan the Company’s eligible Preferred Agents may purchase shares of the Company’s common stock during 30 day offering periods as designated by the Company’s Preferred Agent Committee at a per share price equal to 85% of the lesser of the fair market value of a share of the Company’s common stock on the first business day of the offering period or the last day of the offering period. Any shares purchased pursuant to the Plan are restricted for a period of two-years, measured from the first day of the relevant offering period, and no eligible Preferred Agent is permitted to purchase shares under the plan during any three consecutive calendar years having an aggregate value in excess of $100,000.

Employment Agreements

      Various subsidiaries of the Company entered into employment agreements with Messrs. James J. Maguire, James J. Maguire, Jr., Sean S. Sweeney, P. Daniel Eldridge, Craig P. Keller and Christopher J. Maguire effective as of June 1, 2002. Such employment agreements provide for base compensation, subject to periodic reviews and possible increases in the sole discretion of the employer. The base compensation amounts are as follows: Mr. James J. Maguire — $600,000; Mr. James J. Maguire, Jr. — $325,000; Mr. Sean S. Sweeney — $250,000; Mr. P. Daniel Eldridge — $195,000; Mr. Craig P. Keller — $236,500; Mr. Christopher J. Maguire — $231,825. The term of each agreement is five years, but in the event of a Hostile Change in Control (as that term is defined in the agreements) the term of the agreements is automatically extended for an additional three years. Under the agreements the employees are entitled to group health, disability, life insurance and pension benefits as are made available to employees of the Company generally. Each agreement is subject to termination by the employer for Cause (as that term is defined in the agreements) and is subject to termination by the employee for Good Reason (as that term is defined in the agreements). In the event that the employee is terminated without Cause and for reasons unrelated to the employee’s disability or death, or resigns for Good Reason within twelve weeks of the occurrence of the event giving rise to Good Reason, the employee is entitled to receive his base compensation for the lesser of 36 months (48 months in the event of a Hostile Change in Control) or the remainder of the term of the employment agreement (but in no event for less than six months), paid in accordance with employer’s regular payroll practices. The employment agreements also contain various provisions relating to confidentiality and restrictive covenants.

Directors Compensation

      Non-employee directors receive annual compensation of $30,000, plus $2,000 for each Board meeting attended and $800 for each Committee meeting attended, except for the Chairperson, who receives $1,500 for each Committee meeting attended. Non-employee directors may designate a portion of their fees to be used for the purchase of shares of the Company’s common stock under the terms of the Directors Stock Purchase Plan. Directors who are employees of the Company do not receive any additional compensation for serving as Directors or attending Board or Committee meetings.

Compensation Committee

Report on Executive Compensation

      The Compensation Committee (the “Compensation Committee”) of the Board of Directors is responsible for administering the compensation program for the Company’s executives, including the executive officers named in the Summary Compensation Table. The Compensation Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the Company’s executive compensation programs. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are subject to the approval of a majority of the independent members of the Board of Directors.

      Compensation Philosophy. The Company’s executive compensation program is based upon a pay-for-performance philosophy. The Company is committed to a strong link between its business and strategic goals and its compensation program. The financial goals for certain elements of the compensation program are reviewed and approved by the Board in conjunction with its approval of the Company’s strategic and operating plans.

      Base salary. An executive’s base salary is determined by an assessment of his or her sustained performance, experience, scope and job demands, as well as current salary levels at peer companies. While some of these companies are in the Nasdaq Insurance Stocks Index and some are not, they were generally selected for the peer group because they were considered comparable to the Company, either in terms of market capitalization or because they compete with, or are in lines of business related to, the Company’s business.

      Annual Incentives. The Company utilizes cash bonuses as a principal method of tying compensation to performance. The cash bonus for the CEO, if any, is calculated based on an earnings per share formula. Other executive’s cash bonuses also are based upon an earnings per share formula and, with respect to marketing executives, upon production and profitability goals. The Company believes that the cash bonus creates a direct link between the Company’s profitability and the compensation of executives. Incentive compensation is also provided by the Stock Option Plan.

      Rationale for Chief Executive Officer Compensation. In setting Mr. Maguire Jr.’s 2003 base salary and bonus, the Compensation Committee considered, among other factors, compensation levels for chief executive officers of other peer specialty property and casualty insurance companies, Mr. Maguire Jr.’s experience and knowledge of the industry and the favorable developments achieved by the Company in 2002 under Mr. Maguire Jr.’s leadership. These developments included $36.0 million of net income, the reaffirmation of the A+ (Superior) rating from A.M. Best Company for the Company’s insurance subsidiaries, and the continued expansion of the Company’s marketing efforts.

      Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits to $1.0 million the annual tax deduction for compensation paid to the Chief Executive Officer and any of the four highest paid other executive officers, unless certain requirements for performance-based compensation are met. The Compensation Committee considered these requirements and designed the Cash Bonus Plan of the Chief Executive Officer and the Stock Option Plan, accordingly. The Compensation Committee currently intends to continue to comply with the requirements of Section 162(m) but reserves the right to alter the Cash Bonus Plan and the Stock Option Plan if it believes that doing so would be in the best interests of the Company and its shareholders.

J. Eustace Wolfington, Chairman
Michael J. Cascio
Margaret M. Mattix
Michael J. Morris

STOCK PERFORMANCE GRAPH

      The graph below compares the cumulative total shareholder return on the Company’s common stock with the cumulative total return of the NASDAQ Stock Market (U.S.) (“NASDAQ — US”) Index and the NASDAQ Insurance Stocks Index (SIC Codes 631 and 633) (“NASDAQ — INS”). The comparison assumes $100 was invested on December 31, 1998 in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends monthly.

	1998	1999	2000	2001	2002	2003

Company	100.00	64.09	136.46	166.67	156.46	215.82
Stock Index	100.00	185.43	125.38	88.71	61.33	91.70
Industry Group Index	100.00	77.56	97.40	104.39	105.21	130.01

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of the six directors named below. Each member of the Audit Committee is an independent director, as defined under the listing standard Rule 4200(a)(14) of the Nasdaq Stock Market Inc. Marketplace rules. The Audit Committee has adopted a written charter which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. PricewaterhouseCoopers LLP, the Company’s independent auditors for 2003, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU section 380). PricewaterhouseCoopers LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed independence matters with PricewaterhouseCoopers LLP. The Audit

Committee also considered whether PricewaterhouseCoopers LLP’s provisions of non-audit services is compatible with PricewaterhouseCoopers LLP’s independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2003.

      The foregoing report is provided by the following independent directors, who constitute the Audit Committee:

Michael J. Morris, Chairman
Michael J. Cascio
William J. Henrich, Jr.
Donald A. Pizer
Dirk A. Stuurop
J. Eustace Wolfington

Pre-Approval Policy for Services of Independent Auditor

      The Committee is required to preapprove all audit and non-audit services provided by the independent auditors, both as to the permissibility of the auditors performing such services and to the amount of fees to be paid in connection therewith, subject to certain de minimis exception for which the Committee’s approval is required prior to completion of the audit. The Committee may delegate preapproval authority to one or more of its members when appropriate, provided that the decisions of such members to grant preapprovals shall be presented to the full Committee at its next scheduled meeting. Policies and procedures for the pre-approval of audit and permissible non-audit services must be detailed as to the particular service. The Committee must be informed of each service rendered pursuant to any such policies or procedures.

INDEPENDENT AUDITORS FEES

      Fees for all services provided by PricewaterhouseCoopers LLP, the Company’s independent auditors, for fiscal years 2003 and 2002 are as follows:

•	Audit Fees: Fees for services for fiscal years 2003 and 2002 relating to the annual financial statement audits and reviews of quarterly financial statements filed in the reports on Form 10-Q and statutory audits were $220,230 and $117,170, respectively.

•	Audit Related Fees: Fees for services for fiscal years 2003 and 2002 were $0.

•	Tax Fees: Fees for services for fiscal years 2003 and 2002 were $0.

•	All Other Fees: Fees for services for fiscal years 2003 and 2002 were $0 and $27,900, respectively. The fees billed in 2002 consisted primarily of fees for services rendered with respect to the Company’s insurance subsidiaries actuarial certifications. All such fees were pre-approved by the Audit Committee.

      The Audit Committee has considered whether the provision of other services by the Independent Auditors is compatible with maintaining its independence.

2.	APPROVAL OF AMENDMENT TO THE COMPANY’S EMPLOYEE STOCK OPTION PLAN

      Effective March 24, 2004, the Board of Directors approved the amendment of the Company’s Employee’s Stock Option Plan (amended and restated effective March 24 ,2002) (the “Option Plan”), subject to the approval of the shareholders of the Company, in order to increase the aggregate maximum number of shares of the Company’s common stock as to which options may be granted under the Option Plan from 3,500,000 to 5,500,000. The number of shares of common stock for which options may be granted under the Option Plan was originally 1,237,500, which increased to 2,475,000 by operation of the provisions of the Option Plan in connection with a two-for-one stock split of the Company’s common stock that was distributed to shareholders in November 1997. The number of shares was subsequently increased to 3,500,000 by amendment and restatement of the Plan effective as of March 25, 2002. As of March 25, 2004, options for the purchase of 3,418,275 shares of common stock have been exercised or remain outstanding.

      The Option Plan, as amended, is intended to secure for the Company the benefits of the additional incentive inherent in the ownership of its common stock by selected employees of the Company and its subsidiaries, and to help the Company and its subsidiaries secure and retain the services of those employees.

      On March 25, 2004, the closing price of the Company’s common stock on the NASDAQ National Market System was $57.61 per share.

      The key provisions of the Option Plan, as amended, are as follows (a copy of the existing Option Plan and the amendment are attached as Appendix B):

Number Of Shares

      The number of shares of common stock available for grants of options under the Option Plan is increased to 5,500,000, subject to adjustment in the event there is a stock split, stock dividend, reclassification or recapitalization which changes the character or amount of the Company’s outstanding common stock (each a “Capitalization Change”). If any options granted under the Option Plan terminate or expire without being exercised, the shares of common stock allocated to those options will become available for subsequent grants under the terms of the Option Plan. The Company may use shares of common stock it has purchased, authorized and unissued shares, or shares held in the Company’s treasury (or any combination of such shares) for the Option Plan. There shall be reserved at all times for issuance under the Option Plan a number of shares of common stock (either authorized and unissued shares or shares held in the Company’s treasury, or both) equal to the maximum number of shares which may be distributed under the Option Plan.

Administration

      The Option Plan will be administered by the Compensation Committee, and/or by any other committee or committees designated by the Board of Directors, or by the Board of Directors itself (the administrative committee for the Option Plan is referred to in this section as the “Committee”). To the extent possible, and at the discretion of the Board of Directors, the Stock Option Plan will be administered by a committee consisting of two or more members of the Board of Directors who qualify as “non-employee” directors (as that term is used in Rule 16b-3 under the Securities Exchange Act of 1934, as amended), as “outside” directors (as that term is defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)) and as “independent directors” (as that term is defined in Rule 4200 of the Nasdaq Stock Market, Inc. Marketplace Rules).

Eligibility

      All employees, including employees who are members of the Board of Directors, are eligible to receive options under the Option Plan. As of the date of this proxy statement there were approximately 875 employees eligible to receive options under the Option Plan.

Term of Option Plan

      The Option Plan will continue in effect until it is terminated, which may be done at any time by action of the Board of Directors.

Number of Option Grants

      The Committee has the authority to determine which employees will be granted options under the Option Plan and the number of options to be granted; provided, however, that no employee may be granted options to acquire more than 100,000 shares (subject to adjustment in the event of a Capitalization Change) of the Company’s common stock during any calendar year. In determining the employees to whom options are to be granted and the number of shares of common stock to be subject to those options, the Committee will take into consideration the employee’s present and potential contribution to the success of the Company and its subsidiaries and any other factors the Committee determines proper and relevant. Officers and directors of the Company or its subsidiaries who are also employees are eligible to receive options, but no members of the Committee will be eligible to receive options under the Stock Option Plan.

Terms and Conditions of Options

      The Committee has authority to set such terms and conditions on grants of options as it deems appropriate, provided the terms and conditions are consistent with the express provisions of the Option Plan. The terms of an option may not be modified after the date of grant except to the extent the modification is consistent with the provisions of the Option Plan (including modifications or adjustments in connection with a Capitalization Change). The time and/or conditions under which an option becomes exercisable, and the time and/or conditions under which an option terminates, may be established with respect to each option at the discretion of the Committee, provided the terms are not inconsistent with applicable provisions of the Stock Option Plan. Whenever any of the following events occur, the unexercised portion of any option automatically is forfeited:

•	the tenth anniversary of the date the option was granted;

•	the expiration of 30 days from the date of the employee’s termination of employment with the Company (other than a termination for cause), unless the employee dies during that 30-day period, in which case the unexercised portion of the option is forfeited in accordance with the immediately following paragraph;

•	the expiration of six months following the issuance of letters testamentary or letters of administration to the executor or administrator of a deceased employee, if the optionee’s death occurs either during the optionee’s employment with the Company or during the 30-day period following the date of a not-for-cause termination of such employment, but not later than one year after the optionee’s death;

•	the termination of the optionee’s employment with the Company for cause, including breach by the optionee of an employment agreement with the Company or any of its subsidiaries or the optionee’s commission of a felony or misdemeanor, whether or not prosecuted, against the Company or any of its subsidiaries;

•	the expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide upon the granting of the option.

      Options granted under the Option Plan may, up to the extent they are exercisable under the terms of the option, be exercised in whole or in part. The optionee must give notice of the exercise, indicating the number of shares of common stock to be purchased and the business day (no more than 15 days following the date notice is given) for the purchase. The optionee must provide for payment of the option exercise price specified in the option document. At the Committee’s discretion, an optionee may be required to provide up to five business days notice of the optionee’s intent to exercise an option. The optionee’s exercise notice constitutes an irrevocable election to exercise in accordance with the terms of the notice, which may be specifically enforced by the Company. The Committee may, at its discretion, provide in option documents for alternative means of option exercise, including, but not limited to “cashless” exercise methods and provision for retention by the Company of shares of common stock in satisfaction of tax withholding obligations.

Option Exercise Price

      The option exercise price of all options must be equal to the fair market value of a share of the Company’s common stock at the time the option is granted. The determination of fair market value is made by the Committee by reference to the closing price of the Company’s common stock on the day of grant as reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System, or as reported on such other stock exchange as the common stock may be listed, on such date as reported in the Wall Street Journal, or if there is no closing price reported, by reference to the average between the closing bid and asked prices for the common stock on such date as reported, or by such other method as the Committee may determine is appropriate.

Restriction on Transferability

      Options granted under the Option Plan shall be transferable only to:

•	the optionee’s executors or administrators by will or the laws of descent and distribution;

•	pursuant to the terms of a “qualified domestic relations order,” within the meaning of Sections 401(a)(13) and 414(p) of the Code;

•	to the extent specifically permitted in the option document, at the discretion of the Committee, to certain family members of the optionee or to trusts for the benefit of those family members or to partnerships in which those family members are the only partners, provided that there is no consideration for the transfer and that the transferred options are subject to the same terms and conditions that were applicable prior to the transfer.

Amendments to the Option Plan

      The Option Plan may be amended at any time by the Board of Directors, except with respect to any options outstanding under the Option Plan; provided, however, that any amendment which would materially increase the benefits accruing to participants under the Option Plan, increase the number of shares of common stock which may be issued under the Stock Option Plan, or materially modify the eligibility requirements for participation in the Option Plan will not be effective without shareholder approval.

Tax Aspects of the Option Plan

      The following discussion is intended to summarize briefly the general principles of federal income tax law applicable to options granted under the Option Plan as of the date of this proxy statement.

Taxation of Stock Options

      A recipient of an option under the Stock Option Plan will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. The optionee will, however, recognize ordinary income in the taxable year in which the optionee exercises the stock option in an amount equal to the excess of the fair market value of the shares of common stock received upon exercise at the time of exercise of the options over the exercise price of the options (the “spread”). The Company generally will be allowed a deduction in the same amount. Upon disposition of the shares of common stock received upon exercise of the option, an optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares of common stock were held before disposition, equal to the difference between the amount realized on disposition and the optionee’s basis in the shares, which ordinarily would be the fair market value of the shares on the date the option was exercised. Options granted under the Stock Option Plan are not intended to qualify for the special tax treatment afforded “incentive stock options” (as that term is defined in Code Section 422).

Withholding

      Whenever the Company would otherwise transfer a share of common stock under the terms of the Option Plan, the Company has the right to require the recipient to make available sufficient funds to satisfy all applicable federal, state and local withholding tax requirements as a condition to the transfer, or to take whatever other action the Company deems necessary with respect to its tax liabilities.

Deductibility of Executive Compensation Under the Million Dollar Cap Provisions

of the Internal Revenue Code

      Section 162(m) of the Code sets limits on the deductibility of compensation in excess of $1,000,000 paid by publicly held companies to certain employees (the “Million Dollar Cap”). The IRS also has issued regulations which provide rules for the application of the Million Dollar Cap deduction limitations. Any income recognized as ordinary compensation income on the exercise of a non-qualified stock option should be treated as “performance-based” compensation that is exempt from the deduction limitations under the Million Dollar Cap if both the plan under which the option is granted and the option grant itself comply with certain rules. The Option Plan complies with these applicable rules in form. It is the Company’s intention to administer the Option Plan in accordance with all applicable requirements under the Million Dollar Cap rules for performance based compensation plans, including having the Option Plan administered by a committee of two or more “outside” directors (as that term is used in the applicable IRS regulations). Under these circumstances, a grant of an option with an exercise price at least equal to the fair market value of the shares of common stock subject to that option on the date of grant should, on exercise, result in compensation income that is treated as “performance-based” compensation under the Million Dollar Cap rules. It is expected, therefore, that any compensation expense recognized for tax purposes on the exercise of such an option will be exempt from the Million Dollar Cap.

New Plan Benefits

      Future grants of options, if any, that will be made under the Option Plan are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time. The following table reflects the number of shares of the Company’s common stock that are subject to options that have been granted under the Option Plan, subject to Shareholder approval of the proposed amendment to the Option Plan.

Number of Shares
Underlying
Name and position	Options

James J. Maguire, Jr., Director, President and Chief Executive Officer	50,000
James J. Maguire, Chairman of the Board	None
Sean S. Sweeney, Director and Executive Vice President	30,000
P. Daniel Eldridge, President and Chief Executive Officer, Liberty American Insurance Group, Inc.	20,000
Craig P. Keller, Executive Vice President, Secretary, Treasurer and Chief Financial Officer	30,000
Christopher J. Maguire, Executive Vice President	30,000
All executive officers as a group	160,000
All non-employee directors as a group	None
All non-executive officer employees as a group	274,000

Grants of Options Under the Plan

      As of March 25, 2004, the following persons have received or been allocated options (including the options listed above under “New Plan Benefits” which are subject to shareholder approval of the proposed amendment of the Option Plan) for the following number of shares of common stock under the Option Plan, adjusted for the two-for-one stock split discussed above: James J. Maguire, Jr., Director, President and Chief Executive Officer, 552,900; James J. Maguire, Chairman of the Board of Directors, None; Sean S. Sweeney, Director and Executive Vice President, 355,000; P. Daniel Eldridge, President and Chief Executive Officer,

Liberty American Insurance Group, Inc., 240,000; Craig P. Keller, Executive Vice President, Secretary, Treasurer and Chief Financial Officer, 185,000; current executive officers, as a group, 1,637,900; current directors who are not executive officers, as a group, None; employees, including officers who are not executive officers, as a group, 2,192,375; Christopher J. Maguire, Executive Vice President, 305,000; and Timothy J. Maguire, Vice President, who is an officer of the Company and family member of James J. Maguire, James J. Maguire, Jr., and Christopher J. Maguire, 82,500.

      The Board of Directors recommends a vote FOR this proposal.

3.	APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

      Subject to the shareholders’ approval, the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, which served as the Company’s independent auditors for the year 2003, to serve as the Company’s independent auditors for the year 2004. If the shareholders do not approve this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting, other independent auditors will be considered by the Board.

      A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have the opportunity to make a statement if the representative desires to do so. The representative is also expected to be available to respond to appropriate questions.

      The Board of Directors recommends a vote FOR this proposal.

PROPOSALS OF SHAREHOLDERS

      It is currently contemplated that the Company’s 2005 Annual Meeting of Shareholders will be held on April 28, 2005. Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2005 must be received by December 6, 2004 in order to be considered for inclusion in the Company’s proxy statement and form of proxy related to that meeting. Shareholder proposals should be directed to the President of the Company at the address of the Company set forth on the first page of this proxy statement. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the 1934 Act will not be included in the Company’s proxy soliciting material for the 2005 Annual Meeting of Shareholders.

      A shareholder of the Company may wish to have a proposal presented at the 2005 Annual Meeting of Shareholders but not to have the proposal included in the Company’s proxy statement and form of proxy relating to that meeting. If notice of any such proposal (addressed to the President of the Company at the address of the Company set forth on the first page of this proxy statement) is not received by the Company by February 19, 2005, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the 1934 Act and, therefore, the individuals named in the proxies solicited on behalf of the Board of Directors of the Company for use at the Company’s 2005 Annual Meeting of Shareholders will have the right to exercise discretionary voting authority as to that proposal.

      A shareholder may recommend a person as a nominee for director by writing to the President of the Company at the address of the Company set forth on the first page of this Proxy Statement. Recommendations must be received by March 8, 2005, but not before February 11, 2005, in order for a candidate to be considered for election at the 2005 Annual Meeting. As set forth in the Company’s By-Laws, each notice of nomination should contain the following information: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the address and principal occupation for the past five years of each nominee; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected.

Appendix A

PHILADELPHIA CONSOLIDATED HOLDING CORP.

AUDIT COMMITTEE CHARTER

Purpose

      The Audit Committee (the “Committee”) shall provide assistance to the Board of Directors (the “Board”) in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process. This includes oversight of: (1) the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or users thereof, (2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements; (4) independent auditors qualifications and independence; and (5) the performance of the independent auditor and the Company’s internal audit function.

      In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. In accordance with the Sarbanes-Oxley Act of 2002 (the “Act”), rules promulgated thereunder and the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”), the Committee shall be responsible for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall treat such complaints confidentially and anonymously, as required by the Act, the rules promulgated thereunder and the rules of Nasdaq.

Committee Membership

      The Committee shall be comprised of three or more members of the Board, as determined by the Board, each of whom shall fulfill the independence requirements under NASD Rule 4200 and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”, and shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee. All members of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, and at least one member of the Committee shall be an “audit committee financial expert”, as such term is defined by applicable regulations of the Securities and Exchange Commission and/or Nasdaq. No member of the Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

      The members of the Committee shall be appointed by the Board and serve for such term or terms as the Board may determine. The members of the Committee may be removed by the Board of Directors. Unless a Chairperson is elected by the Board, the members of the Committee may designate a Chairperson by a majority vote of the full Committee membership.

Meetings

      The Committee shall meet annually with management, the director of the internal audit department and the independent auditors separately to discuss any matters that the Committee or each of these groups believes should be discussed privately. Additionally, the Committee shall meet with the independent auditors and management quarterly to review the Company’s financial statements.

      The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a Committee meeting or to meet with any members of, or consultants to, the Committee. Members of the Committee may participate in a meeting of the Committee by means of conference telephone or similar communications equipment.

Committee Authority, Responsibilities, Duties and Powers

      The Committee’s purpose is one of oversight, and is not intended to be part of the Company’s operation or management decision making process. The Company’s management is responsible for preparing the Company’s financial statements. The independent auditors are responsible for auditing such financial statements. The financial management, including the internal audit staff, as well as the independent auditors, have more time, knowledge and detailed information on the Company than does the Committee. Consequently, in discharging its oversight role, the Committee is not providing any expert or special assurance as to the Company’s financial statements, any professional certification as to the independent auditor’s work, or compliance with laws and regulations and the Company’s code of conduct. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

      The Committee shall have the following duties and powers to carry out its purposes:

      a) With respect to independent auditors,

•	The Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification), determine compensation, retain and oversee the independent auditors, and such independent auditors shall report directly to the Committee.

•	The Committee shall request from the independent auditors annually, a formal written statement delineating all relationships between the independent auditors and the Company consistent with Independence Standards Board Standard Number 1.

•	The Committee shall discuss with the independent auditors any such disclosed relationships and their impact on the independent auditors independence.

•	The Committee shall review and evaluate the qualifications and performance of the lead partner of the independent auditors.

•	The Committee using its best efforts shall be responsible for and have the authority to resolve disagreements between management and the auditors regarding financial reporting.

•	The Committee shall pre-approve or establish policies and procedures pre-approving all audit and non-audit services provided by the independent auditors, both as to the permissibility of the auditors performing such services and as to the amount of fees to be paid in connection therewith, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may delegate preapproval authority to one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such designee(s) to grant preapprovals shall be presented to the full Committee at its next scheduled meeting. Policies and procedures for the pre-approval of audit and permissible non-audit services must be detailed as to the particular service and must not delegate the Committee’s responsibilities to management. The Committee must be informed of each service rendered pursuant to any such policies or procedures.

•	The Committee shall, at least annually, obtain and review a report by the independent auditors describing the following: (1) the firm’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (3) in order to assess the independent auditors’ independence, all relationships between the independent auditor and the Company. In addition, the Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standard Board.

      b) With respect to the internal audit department,

•	The Committee shall review the appointment and replacement of the director of the internal audit department.

•	The Committee shall advise the director of the internal audit department that he or she is expected to provide to the Committee summaries of and, as appropriate, the significant reports to management prepared by the internal audit department and management’s responses thereto.

      c) With respect to financial reporting principles and policies and internal audit controls and procedures,

•	The Committee shall advise management, the internal audit department, and the independent auditors that they are expected to provide the Committee a timely analysis of significant financial reporting issues and practices.

•	The Committee shall review with management and the independent auditors the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” (the “MD&A”) to be included in such Form 10-K or Annual Report to Shareholders and review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, as amended.

•	The Committee shall review with management and the independent auditors the Company’s interim financial results to be included in the Company’s quarterly reports on Form 10-Q to be filed with the Securities and Exchange Commission, the MD&A to be included therein and the matters required to be discussed by SAS No. 61 as amended. This review will occur prior to the Company’s filing of the Form 10-Q.

•	The Committee shall discuss with management and the independent auditors the quality and adequacy of the Company’s internal accounting and financial controls.

•	The Committee shall discuss with management and the independent auditors earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

      d) With respect to reporting and recommendations,

•	The Committee shall annually prepare a report to the Company’s shareholders as required by item 306 of Regulation S-K and submit such report for inclusion in the Company’s annual proxy statement.

•	The Committee shall review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	The Committee shall advise the Board with respect to the Company’s policies and procedures regarding compliance with the Company’s code of conduct.

•	The Committee shall report its activities to the full Board of Directors on a regular basis.

•	The Committee shall prepare and review with the Board an annual performance evaluation of the Audit Committee, which evaluation must compare the performance of the Audit Committee with the requirements of this charter, and set forth the goals and objectives of the Audit Committee for the upcoming year. The performance evaluation by the Audit Committee shall be conducted in such manner, as the Audit Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Audit Committee or any other member of the Audit Committee designated by the Audit Committee to make this report.

Resources and Authority of the Audit Committee

      The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special or independent counsel, auditors or other experts, as it deems appropriate, without seeking approval of the Board or management. The Company shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Company’s Board of Directors, for payment of (i) compensation to the independent auditors for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services, (ii) compensation to any outside legal, accounting or other advisors employed by the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate for carrying out its duties. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.

Appendix B

Amendment to the Philadelphia Consolidated Holding Corp.

Employees’ Stock Option Plan

      WHEREAS, the Board of Directors (the “Board”) of Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (the “Company”) has determined to amend certain provisions of the Philadelphia Consolidated Holding Corp. Employees’ Stock Option Plan (the “Plan”) in order to increase the number of shares available for the grant of options under the Plan; and

      WHEREAS, the Board is authorized to amend the Plan, at its discretion, from time to time pursuant to Section 6 of the Plan.

      NOW, THEREFORE, the Plan is hereby amended, effective as of March 24, 2004, and subject to approval of such amendment by the Company’s shareholders, as follows:

1. The first paragraph of Section 4 of the Plan is hereby amended to read, in its entirety as follows:

“4. Stock Subject to Options. Subject to adjustment in accordance with paragraph 12, options to purchase a total of 5,500,000 shares of Common Stock (taking into account options previously granted under this Plan prior to this amendment and restatement) are authorized for issuance under this Plan. If, and to the extent that, stock options granted under this Plan (“Options”) terminate or expire without the Options being exercised, new options may be granted with respect to the shares covered by such terminated or expired Options provided that the granting and terms of such new Options shall in all respects comply with the provision of this Plan.”

2. In all other respects, the Plan is hereby ratified and confirmed.

PHILADELPHIA CONSOLIDATED HOLDING CORP.

EMPLOYEE’S STOCK OPTION PLAN
(Amended and Restated effective March 24, 2002)

      Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (referred to herein, along with its subsidiaries, as appropriate, as the “Company”), hereby amends and restates its Employees’ Stock Option Plan (formerly, the Philadelphia Consolidated Holding Corp. Key Employee’s Stock Option Plan, referred to herein as the “Plan”) to read in its entirety as follows:

1. Purpose. The purpose of the Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of its Common Stock by selected employees of the Company and its subsidiaries, and to help the Company and its subsidiaries secure and retain the services of such employees.

2. Stock Option Committee. The Plan shall be administered by the Company’s Compensation Committee, and/or by another committee or committees as may be designated by the Company’s Board of Directors, or by the Company’s Board of Directors itself (any such committee or committees and the Board of Directors in its capacity as administrative committee for the Plan are referred to herein as the “Committee”). The Committee shall, to the extent possible and to the extent the Board of Directors determines it to be appropriate, consist of two or more members of the Board of Directors who qualify as “Non-employee Directors.” For these purposes, the term “Non-employee Director” means a member of the Company’s Board of Directors who qualifies both as a “non-employee” director as that term is defined in paragraph (b)(3) of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and as an “outside” director as that term is defined in Treasury Regulation Section 1.162-27.

3. Employee Options. The Committee shall have the authority and responsibility, within the limitations of the Plan, to determine the employees to whom stock options (“Employee Options”) are to be granted pursuant to this paragraph 3, the number of shares that may be purchased under each Employee Option, and the exercise price of the Option (the “Option Price”). Notwithstanding anything contained herein to the contrary, no employee shall be granted Employee Options to acquire more than one hundred thousand (100,000) shares (subject to adjustment consistent with paragraph 12, below) of Company Common Stock during any calendar year.

In determining the employees to whom Options shall be granted and number of shares to be covered by each such Employee Option, the Committee shall take into consideration the employee’s present and potential contribution to the success of the Company and its subsidiaries and such other factors as the Committee may deem proper and relevant. Employees who are also officers or directors of the Company or its subsidiaries shall not by reason of such offices be ineligible to receive Employee Options under the Plan; members of the Committee shall, however, be ineligible to receive Employee Options under this Plan.

An employee receiving any Employee Option is hereafter referred to as an “Employee Optionee”. Any reference herein to the employment of an Employee Optionee with the Company shall include his employment with the Company or any of its subsidiaries.

4. Stock Subject to Options. Subject to adjustment in accordance with paragraph 12, options to purchase a total of 3,500,000 shares of Common Stock (taking into account options previously granted under this Plan prior to this amendment and restatement) are authorized for issuance under this Plan. If, and to the extent that, stock options granted under this Plan (“Options”) terminate or expire without the Options being exercised, new options may be granted with respect to the shares covered by such terminated or expired Options provided that the granting and terms of such new Options shall in all respects comply with the provision of this Plan.

Shares distributed under this Plan may be shares of Common Stock purchased by the Company for use with respect to the Plan or otherwise, shares of the Company’s authorized and unissued Common Stock, shares of the Company’s issued Common Stock held in the Company’s treasury, or any combination of such shares.

There shall be reserved at all times for issuance under this Plan a number of shares of Common Stock (either authorized and unissued shares or shares held in the Company’s treasury, or both) equal to the maximum number of shares which may be distributed under this Plan.

5. Option Price of Each Employee Option. The Option Price of each Option shall be the fair market value of a share of the Company’s Common Stock at the time the Option is granted, as determined by the Committee. For these purposes, the fair market value of the Common Stock shall be equal to the closing price of the Common Stock on the day of grant as reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System, or as reported on such other stock exchange, wherever the Common Stock may be listed, on such date as reported in the Wall Street Journal, or if there is no closing price reported, then fair market value of the Common Stock shall mean the average between the closing bid and asked prices for the Common Stock on such date as reported. If there are no sales reports or bid or asked quotations, as the case may be, for a given date, the closest preceding date on which there were sales reports or bid or asked quotations shall be used, as applicable and as the Committee may determine.

6. Expiration and Termination of the Plan. Options may be granted under this Plan at any time and from time to time, and such Options shall remain in effect until they have been exercised or have terminated pursuant to paragraph 8 below. This Plan may be terminated or modified at any time by the Company’s Board of Directors except with respect to any Options then outstanding under the Plan; provided that the approval of the Company’s shareholders shall be required for each amendment that would materially increase the benefits accruing to participants under this plan, increase the number of shares which may be issued under this Plan, or materially modify the requirements as to eligibility for participation in this Plan.

No modification, extension, renewal or other change in any Option granted under this Plan shall be made after the grant of such Option, unless the same is consistent with the provisions of this Plan.

7. Exercisability and Duration of Options.

(a) An Employee Option granted under this Plan shall become exercisable in accordance with such schedule or terms as may be determined at the discretion of the Committee and as set forth in the documentation provided to the Employee at the time an Employee Option is granted.

(b) The unexercised portion of any Employee Option granted under this Plan shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(1) the expiration of ten years from the date on which such option was granted;

(2) the expiration of 30 days from the date of not-for-cause termination of the Optionee’s employment with the Company; provided that if the Optionee shall die during such 30 day period the provisions of sub-paragraph (3) below shall apply;

(3) the expiration of six months following the issuance of letters testamentary or letters of administration to the executor or administrator of a deceased Optionee, if the Optionee’s death occurs either during his employment with the Company or during the 30 day period following the date of a not-for-cause termination of such employment, but not later than one year after the Optionee’s death;

(4) the termination of the Optionee’s employment with the Company for cause, including breach by the Optionee of an employment agreement with the Company or any of its subsidiaries or the Optionee’s commission of a felony or misdemeanor (whether or not prosecuted) against the Company or any of its subsidiaries;

(5) the expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide upon the granting thereof.

(c) Notwithstanding any other provision of this Plan to the contrary, Employee Options, whenever granted, that became immediately exercisable upon the Company’s consummation of its initial public offering shall not by reason thereof be deemed to conflict with the provisions of this Plan; and Employee Options granted prior to the effective date of the registration statement under the Securities Exchange Act of 1934 with respect to the Company’s Common Stock pursuant to a delegation of authority from the Committee shall not be deemed to conflict with the provisions of this Plan by reason of such delegation.

8. Exercise of Options. Options granted under this Plan shall be exercised by the Optionee (or by his executors and administrators, as provided in paragraph 9) as to all or part of the shares covered thereby, by the giving of notice of the exercise thereof to the Company at its principal business office, specifying the number of shares to be purchased and specifying a business day not more than 15 days from the date such notice is given, for the payment of the purchase price, by certified or cashier’s check or wire transfer, against delivery of the shares being purchased. At the discretion of the Committee, an Optionee can be required to provide up to five business days notice of his or her intention to exercise an Option; provided, however, that if notice is given prior to the termination date of an Option, the Option shall not terminate merely by reason of the subsequent occurrence of the termination date during the five day notice period. The giving of such notice to the Company shall constitute an irrevocable election to purchase the number of shares specified in the notice, which may be specifically enforced by the Company.

The Company shall cause certificates for the shares so purchased to be delivered to the Optionee or his executors or administrators at its principal business office, against payment of the purchase price, on the date specified in the notice of exercise, subject to an amount equal to the income taxes required to be withheld by the Company from the Optionee with respect to such purchase being paid to the Company on such date.

Notwithstanding anything contained herein to the contrary, the Committee may provide in the option documents provided with respect to any Option granted under the Plan for alternative means whereby the Option may be exercised, including, but not limited to withholding a number of shares otherwise transferable to the Optionee for the purpose of satisfying any applicable withholding obligations or for payment of the Option Price and permitting any other method of “cashless” exercise, such provisions to be included and/or limited at the sole discretion of the Committee.

9. Nontransferability of Option. No Option granted under this Plan shall be transferable by the Optionee other than to the Optionee’s executors or administrators by will or the laws of descent and distribution. Notwithstanding the foregoing, any Option may be transferred (i) pursuant to the terms of a “qualified domestic relations order,” within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, or (ii), to the extent provided for in the option documents provided with respect to any Option granted under the Plan, at the discretion of the Committee, byt the Optionee to his or her children, grandchildren or spouse or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners, provided that the Optionee receives no consideration for a Family Transfer and provided further that any Options so transferred continue to be subject to the same terms and conditions that were applicable to such Options immediately prior to the transfer.

In the event of the Optionee’s death during his employment with the Company, his Option shall, unless previously transferred as specifically permitted under this Paragraph 9, be exercisable thereafter in accordance with the terms and conditions of the Option only by his or her executors or administrators.

10. Rights of Optionee. Neither the Optionee nor his executors or administrators shall have any of the rights of a stockholder of the Company with respect to the shares subject to any Option until certificates for such shares shall have been issued and distributed.

11. Right to Terminate. Nothing in this Plan shall confer upon any Optionee the right to continue as an employee or director of the Company or affect the right of the Company or any of its subsidiaries to terminate the Optionee’s employment or directorship at any time, subject, however, to applicable law and the provisions of any agreement of employment between the Company or any of its subsidiaries and the Optionee.

12. Adjustment Upon Changes in Capitalization, etc. In the event of any stock split, stock dividend, reclassification or recapitalization which changes the character or amount of the Company’s outstanding Common Stock while any portion of any Option theretofore granted under this Plan is outstanding but unexercised, the Committee shall make such adjustments in the character and number of shares subject to the Option and in the Option Price as shall be equitable and appropriate in order to make the Option as nearly as may be practicable equivalent to such Option immediately prior to such change; provided that no such adjustment shall give the Optionee any additional benefits under his Option.

If the Company participates in any transaction resulting in a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board of Directors of the Company or any surviving or acquiring corporation shall take such action as is equitable and appropriate to substitute a new stock option for the old one, or to assume the old option, in order to make the new option, as nearly as may be practicable, equivalent to the old option.

If any such change or transaction shall occur, the number and kind of shares for which stock options may thereafter be granted under the Plan shall be adjusted to give effect thereto.

13. Form of Agreements with Optionee. Each Option granted under this Plan shall be substantially in a form to be drafted by the Committee consistent with the provisions of this Plan.

14. Purchase for Investment and Legality. The Optionee, by his acceptance of an Option granted under this Plan, shall represent and warrant to the Company that his purchase and receipt of shares of Common Stock thereunder shall be for investment and not with a view to distribution, provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933 or is exempt from registration under such Act.

The obligation of the Company to issue shares upon the exercise of an Option shall also be subject as conditions precedent to compliance with applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange or market upon which the Company’s securities shall be listed.

The Company may endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares issued or transferred to the Optionee upon the exercise of any Option granted under this Plan.

15. Withholding. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver certificates under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.

16. Effective Date of Plan. This amended and restated Plan shall become effective upon its adoption by the Board of Directors of the Company, subject however to its approval by the Company’s stockholders after the date of such adoption.

ANNUAL MEETING OF SHAREHOLDERS OF

PHILADELPHIA CONSOLIDATED HOLDING CORP.

April 29, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

–Please detach along perforated line and mail in the envelope provided.–

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Election of Directors:

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

NOMINEES:

O Michael J. Cascio
O Elizabeth H. Gemmill
O William J. Henrich, Jr.
O James J. Maguire
O James J. Maguire, Jr.
O Margaret M. Mattix
O Maureen H. McCullough
O Michael J. Morris
O Donald A. Pizer
O Dirk A. Stuurop
O Sean S. Sweeney
O J. Eustace Wolfington

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Employee Stock Option Plan: Approval of an amendment to the Company’s Employee Stock Option Plan.	☐	☐	☐

3.	Approval of Appointment of Independent Auditors: Appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2004.	☐	☐	☐

THE UNDERSIGNED HEREBY ACKNOWLEDGES THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE SHAREHOLDER’S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

PHILADELPHIA CONSOLIDATED HOLDING CORP.

The undersigned shareholder hereby appoints James J. Maguire, Jr. and Craig P. Keller, or either one of them, the proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Philadelphia Consolidated Holding Corp. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Thursday, April 29, 2004 at 10:00 a.m. EDT and at any and all adjournments thereof, with all the powers the undersigned would possess if the undersigned were present.

The undersigned shareholder instructs the proxies to vote as specified on this proxy on the matters described in the Company’s Proxy Statement dated April 5, 2004. Proxies will be voted as instructed.

If no choice is specified, this proxy will be voted for the election of the Company’s nominees as Directors (including the election of any person to the Board of Directors where a nominee named in the Proxy Statement is unable or will not serve); for the approval of an amendment to the Company’s Employee Stock Option Plan; and for the appointment of PricewaterhouseCoopers LLP as independent auditors.

By execution of this proxy, the undersigned shareholder confers upon the above-appointed proxies the discretionary authority to vote upon any other matters which may properly come before the meeting.

The undersigned acknowledges receipt of the Proxy Statement and Notice of said meeting, both dated April 5, 2004, and the Company’s 2003 Annual Report to Shareholders.

(Continued and to be signed on reverse side.)